Exhibit 16.1

March 15, 2018 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street Northeast Washington, DC 20549-2000

RE: Consumer Capital Group, Inc.
File No. 000-54998

We have been furnished a copy of the statements being made by Consumer Capital Group, Inc. (the “Company”) in Item 4.01 of its Form 8-K dated March 15, 2018 and captioned "Changes in Registrant's Certifying Accountant." We acknowledge that Wei, Wei & Co., LLP has not completed any audits or issued any reports on the consolidated financial statements of the Company for any period.

During the period from June 12, 2017, the date of our appointment as the Company’s independent registered public accounting firm, through March 15, 2018, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

Wei, Wei & Co., LLP